Exhibit 3.109

ARTICLES OF INCORPORATION

OF

ZABEL & ASSOCIATES, INC.

I, the undersigned, a natural person of the age of eighteen years or more, acting as the incorporator of a corporation under the North Dakota Business Corporation Act, adopt the following articles of incorporation for such corporation.

I.

The name of said corporation shall be: Zabel & Associates, Inc.

II.

The period of its duration is perpetual.

III.

The nature of the corporation’s business is to engage in any type of business enterprise which is legal and authorized by the laws of the State of North Dakota, including, but not limited to, the ownership of various closely held business enterprises.

IV.

The aggregate number of shares which the corporation shall have authority to issue is 50,000 of the par value of $.01 each, and all of these shares shall be common voting shares.

V.

The Board of Directors may take action in writing signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present, in accordance with the provision of N.D.C.C. §10-19.1-47.

VI.

No shareholder shall have the preemptive right to acquire additional shares of stock of the corporation.

VII.

The address of the initial registered office of the corporation is: 1650 Main Avenue East, P.O. Box 772, West Fargo, ND 58078. The name of its initial registered agent at such address is: Kent Zabel.

VIII.

The number of directors constituting the initial Board of Directors of the corporation is seven (7) and the name and address of the person who is to serve as director until the first annual meeting of the shareholders or until his successor is elected and shall qualify is Kent Zabel, 115 Brooktree Park, Harwood, ND 58042; David Zabel, 407 Romona Avenue, West Fargo, ND 58078; David Carlson, 2114 S. 26 1/2 Court Street, Fargo, ND 58103; Michael Thorstad, 901 Dolores Drive, West Fargo, ND 58078; Curtis Hakanson, 1514 22nd Avenue South, Fargo, ND 58103; Ross Jorgensen, 5805 West 49th Street, Sioux Falls, SD 57106; Kurt Zabel, 530 N Cole, Tea, SD 57064.

IX.

The name and address of the incorporator is Kent Zabel, 1650 Main Avenue East, P.O. Box 772, West Fargo, ND 58078.

Dated this 24th day of July, 1996.

I, the above-named incorporator, being first duly sworn, say that I have read the foregoing application and know the contents hereof and verily believe the statements made therein to be true.

/s/ Ken Zabel
Ken Zabel

North Dakota
Filed 7-29, 1996

illegible
Secretary of State

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